4:
TAYLOR DEVICES, INC.
90 TAYLOR DRIVE
NORTH TONAWANDA, NEW YORK 14120-0748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF TAYLOR DEVICES, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TAYLOR DEVICES, INC. ("Company") will be held at the Holiday Inn, 1881 Niagara Falls Boulevard, Amherst, New York on November 1, 2002 at 10:00 A.M. for the following purposes:

1.	To elect one Class 1 director of the Company, to serve a three year term expiring in 2005, or until the election and qualification of his successor.
2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on September 20, 2002 as the record date for determining which shareholder shall be entitled to notice of and to vote at the Annual Meeting. SHAREHOLDERS WHO ARE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY. SUCH SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joseph P. Gastel
Joseph P. Gastel Secretary
DATED:	September 26, 2002
North Tonawanda, New York

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF
TAYLOR DEVICES, INC.
90 TAYLOR DRIVE
NORTH TONAWANDA, NEW YORK 14120-0748

_________________________

TO BE HELD AT THE HOLIDAY INN
1881 NIAGARA FALLS BOULEVARD
AMHERST, NEW YORK
NOVEMBER 1, 2002

This Proxy Statement is furnished to shareholders by the Board of Directors of Taylor Devices, Inc. in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on November 1, 2002 at 10:00 A.M., and at any adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy are being mailed to Shareholders commencing on or about September 27, 2002.

If the enclosed form of proxy is properly executed and returned, the shares represented by the proxy will be voted in accordance with the proxy's instructions. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to its use by written notice to the Secretary of the Company.

The Board of Directors has fixed the close of business on September 20, 2002 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On September 20, 2002, the Company had outstanding and entitled to vote a total of 2,874,616 shares of common stock. Each outstanding share of common stock is entitled to one vote on all matters to be brought before the meeting.

CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to persons known by the Company to be the beneficial owners of more than 5% of the Company's common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Tayco Developments, Inc 100 Taylor Drive North Tonawanda, NY 14120	697,567	24.3%

The Cameron Baird Foundation 1350 One M&T Plaza Buffalo, NY 14203	340,400 (2)	11.8%

(1)	In addition to shares that it owns in the Company, the Taylor family also owns shares in Tayco Developments, Inc. ("Developments"). Including shares beneficially owned by Messrs. Douglas P. Taylor and Richard G. Hill in either the Company or Developments, the Taylor family owns or controls 121,869 shares or 4.2% of the Company's stock and 167,817 shares or 16.9% of Developments' stock. Information presented has been supplied by the Company as transfer agent.
(2)	Information regarding The Cameron Baird Foundation has been taken from its Form 3 report received by the Company on August 23, 2001. Additional information is reported in Amendment No. 13 to Schedule 13D dated March 13, 2002 with respect to Company stock by the following persons: Brent D. Baird, 10,000 shares (.348%); The Cameron Baird Foundation, 340,400 shares (11.842%); Jane D. Baird, 55,300 shares (1.924%); total of filing persons, 405,700 shares (14.113%). The persons filing such Schedule 13D, rather than the Company, are responsible for the accuracy and completeness of such information.

ELECTION OF DIRECTORS

Each year, those directors comprising one of the three Classes of the Board of Directors of the Company are elected by the shareholders to serve a three year term. The term for one director in Class 1, Joseph P. Gastel, will expire at this Annual Meeting. Mr. Gastel is management's nominee to be elected to Class 1 at this Annual Meeting, to hold office until 2005 or the election and qualification of his successor. The persons named on the enclosed proxy will vote all shares present at the Annual Meeting for the election of the nominees, unless a shareholder, by his or her proxy, directs otherwise. In the event that Mr. Gastel is unable to serve as a director, proxies will be voted in accordance with the best judgment of the person or persons acting under such authority. Management does not expect that the nominee will be unable to serve. The nominee has previously served as a director, and has been elected as a director at prior annual meetings of shareholders.

Nominees and Directors

Certain information regarding Mr. Gastel, including his beneficial ownership of the Company's common stock, as well as information on those directors whose terms of office continue beyond the date of the 2002 Annual Meeting of Shareholders, is set forth below. Unless otherwise indicated, each person held the position indicated with either the Company or another organization for the past five years, and has sole voting and investment power with respect to the securities beneficially owned. Beneficial ownership includes securities which can be acquired pursuant to currently exercisable options, or options which become exercisable within 60 days of the date of this Proxy Statement.

NOMINEE

Nominee for Class 1 Director

Name	Age	Principal Occupation	First Elected Director	Number of Shares	% of Class
Term expiring in 2005

Joseph P. Gastel (1)	77	Patent Attorney	1984	68,812 (4)	2.4

OTHER DIRECTORS

Class 3 Directors Continuing in Office

Name	Age	Principal Occupation	First Elected Director	Number of Shares	% of Class
Term expiring in 2004

Douglas P. Taylor (1)	54	President, CEO and Chairman of the Board of Directors of the Company	1976	56,092 (2)(4)	2.0

Randall L. Clark (5)	59	Chairman of the Board of Directors of Dunn Tire Corporation	1996	30,000 (4)	1.0

Class 2 Directors Continuing in Office

Name	Age	Principal Occupation	First Elected Director	Number of Shares	% of Class
Term expiring in 2003
Donald B. Hofmar	72	President of Bel Mar, Inc.	1991	26,678 (4)	0.9
Richard G. Hill (1)	52	Executive Vice President of the Company	1991	57,163 (3)(4)	2.0
All directors and executive officers as a group (6 persons)				243,345 (6)	8.5

(1)	Messrs. Taylor and Hill are brothers-in-law and both are directors of Tayco Realty Corporation ("Tayco Realty"). Both Mr. Taylor and Mr. Gastel are directors of Developments.
(2)	Includes 1,307 shares held beneficially and of record by Sandra Taylor, wife of Douglas P. Taylor, and 4,712 shares held by her as custodian for their children. Also included are 38 shares held by Mr. Taylor as custodian for their children. As to all such shares, Mr. Taylor disclaims any beneficial ownership. These shares represent less than 1% of the Company's stock.
(3)	Includes 656 shares held by Joyce Taylor Hill, wife of Mr. Hill and sister of Douglas P. Taylor, as custodian for their minor children. As to all such shares, Mr. Hill disclaims any beneficial ownership.
(4)	Includes options granted to directors and officers and which have not been exercised, but which can be exercised within 60 days: 25,000 options held by Mr. Clark, 25,000 by Mr. Gastel, 15,000 by Mr. Hofmar, 5,000 by Mr. Hill, and 5,000 by Mr. Taylor. These options were granted pursuant to the 2001 Taylor Devices, Inc. Stock Option Plan ("2001 Plan"), the 1998 Taylor Devices, Inc. Stock Option Plan ("1998 Plan"), and the 1994 Taylor Devices, Inc. Stock Option Plan which has expired.
(5)	Mr. Clark also serves on the board of directors of several other area corporations.
(6)	Includes 4,600 shares held by Kenneth G. Bernstein, Treasurer of the Company.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

In fiscal 2002, the Board of Directors met three times with 100% of the directors in attendance.

The Executive Committee, between meetings of the Board of Directors and to the extent permitted by law, exercises all of the powers and authority of the Board in the management of the business of the Company. The Executive Committee, comprised of Messrs. Taylor, Hill, and Gastel, did not meet in fiscal 2002.

The Audit Committee, comprised of the Company's three independent directors, Messrs. Clark, Gastel and Hofmar, functions in accordance with the terms of the Charter of the Audit Committee of the Board of Directors of the Company, adopted by the Board on April 4, 2000. See Audit Committee Report below. The Audit Committee met one time in fiscal 2002 with all members in attendance.

The Compensation Committee, comprised of Messrs. Clark, Gastel and Hofmar, was formed to review the compensation of the Company's executive officers, and make recommendations in that regard to the Board, as a whole. The Compensation Committee met twice in fiscal 2002 with all members in attendance.

The Stock Option Committee, comprised of Messrs. Clark, Gastel and Hofmar, administers the Company's Stock Option Plans. The Committee met twice in fiscal 2002 with all members in attendance.

The Company does not have a standing nominating committee.

The Audit Committee Report

As required by the terms of the Audit Committee Charter, the undersigned members of the Audit Committee have:

  reviewed and discussed the Company's audited financial statements with management of the Company;
  reviewed and discussed with the Company's independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as it may be amended or supplemented; and
  received the written disclosures and the letter from the independent accountants, as required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") as may be modified or supplemented, and has discussed with the independent accountant, the independent accountants' independence;

Based on the foregoing, the Audit Committee has recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for fiscal 2002 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randall L. Clark
Joseph P. Gastel
Donald B. Hofmar

Director Compensation

In fiscal 2002, fees to directors were increased by $500 per meeting, so that each member of the Board of Directors received a fee of $2,000 for the first Board meeting attended, and $2,500 for each of the following two Board meetings. The Secretary of the meeting receives an additional fee of $2,250 per meeting for secretarial services in addition to his fees as a director, for a total fee per meeting of $4,750.

Pursuant to the formula set forth in the 2001 Plan, on April 18, 2002, the fixed date of the grant, each director was granted options to purchase 5,000 shares of the Company's stock. The exercise price on April 18, 2002 was $5.750, which was the mean between the high and low prices for a share of common stock as quoted by NASDAQ on that date. If there is only one price quoted for the day of the grant, the fair market value shall be such price; and if no such price is quoted for the day of the grant, the fair market value shall be the previous closing price. In the event that no previous closing price is available, then the fair market value of one share of Common Stock on the day the option is granted shall be determined by the Committee or by the Board. The mean between the high and the low prices of the stock on August 21, 2002 was $4.395 per share.

Current Directors and Officers

For information concerning Messrs. Taylor, Hill, Gastel, Hofmar and Clark, see "Election of Directors- Nominees and Directors" above.

Kenneth G. Bernstein (55), Treasurer of the Company and Developments, has been with the Company since 1992.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the Company's review of Forms 4 and 5 and any written representations furnished by officers, directors and beneficial owners of 10% or more of the Company's stock during, or with respect to, the Company's most recent fiscal year, all reporting persons filed the required Forms on a timely basis.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer, Executive Vice President and Treasurer. No other executive officer has compensation which exceeds $100,000 annually in salary and bonus.

SUMMARY COMPENSATION TABLE

501:

		Annual Compensation			Long-term Compensation Awards
Name/principal Position	Fiscal Year	(1) Salary ($)	Bonus ($)	(3) Other Annual Comp ($)	(2) Underlying Options Sars #
Douglas P. Taylor Chairman, President and Chief Executive Officer	2002	$180,381	$1,788	$115,609	5,000
	2001	$157,741	$1,369	$ 29,529	5,000
	2000	$159,748	$ 786	$ 28,405	5,000

Richard G. Hill Executive Vice President	2002	$141,767	$1,173	$120,779	5,000
	2001	$125,454	$ 851	$ 26,098	5,000
	2000	$129,388	$ 480	$ 28,369	5,000

Kenneth G.Bernstein Treasurer	2002	$107,685	$ 552	$ 27,889	1,000
	2001	$ 97,603	$ 333	$ 12,275	1,000
	2000	$100,659	$ 175	$ 19,471	1,000

633:
(1)	Automotive vehicles owned by the Company are made available to the President and Executive Vice President named above and use of such vehicles is not limited to business purposes. The value of any personal economic benefit associated with such use cannot reasonably be determined by the Company.
(2)	Incentive options were granted pursuant to the terms of the 1998 Plan and 2001 Plan on April 18, 2002 at an option price of $5.750 per share, which is the mean between the high and low prices for a share of Common Stock as quoted by NASDAQ on that date. On August 22, 2001, Kenneth G. Bernstein was granted an option of 1,000 shares at $3.750 per share.
(3)	Other compensation, as paid and accrued to the above named executive officers, is as follows:
	Director Fees	Director Bonus	Affiliate Mgm't Incentive	Auto Allowance	401(k) Stock Purchase Plan	Stock Options Exercised	Total
Douglas P. Taylor:
Fiscal 5/31/02	$7,000	$500	$13,231	$2,880	$1,867	$90,131	$115,609
Fiscal 5/31/01	$6,000	$400	$17,458	$2,880	$2,791	$ -	$ 29,529
Fiscal 5/31/00	$7,250		$17,700	$2,790	$ 665	$ -	$ 28,405

Richard G. Hill:
Fiscal 5/31/02	$7,000	$500	$10,385	$2,880	$4,433	$95,581	$120,779
Fiscal 5/31/01	$6,000	$400	$13,836	$2,880	$2,982	$ -	$ 26,098
Fiscal 5/31/00	$7,250		$17,700	$2,790	$ 629	$ -	$ 28,369

Kenneth G. Bernstein:
Fiscal 5/31/02	$ -	$ -	$ 7,961	$ -	$1,093	$18,835	$ 27,889
Fiscal 5/31/01	$ -	$ -	$10,403	$ -	$1,872	$ -	$ 12,275
Fiscal 5/31/00	$ -	$ -	$18,050	$ -	$1,421	$ -	$ 19,471

OPTION/SAR GRANTS

IN FISCAL YEAR 5/31/02

797:
Individual Grants	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted Employees In FY02	Exercise Price	Expir- ation Date	5%	10%	Grant Date Present Value ($)(2)
Douglas P. Taylor, Chairman, President and CEO	5,000	22%	$5.750	4/18/12	$18,081	$45,820	$24,600
Richard G. Hill, Vice President	5,000	22%	$5.750	4/18/12	$18,081	$45,820	$24,600
Kenneth Bernstein, Treasurer	1,000	4%	$3.750	8/22/11	$ 2,358	$ 5,977	$ 3,200
(1)	Incentive stock options were granted to non-directors on August 22, 2001 pursuant to the 1998 Plan.
(2)	The Black-Scholes option valuation model was used to estimate the grant date present value of each option at August 22, 2001 at $3.20 and at April 18, 2002 at $4.92.

AGGREGATED OPTION/SAR EXERCISES

IN LAST FISCAL YEAR AND
YEAR-END OPTION/SAR VALUES
5/31/02

914:
Name	Shares Acquired On Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year End Exercisable (E) Unexercisable (U)	(1) Value of Unexercised In-the-Money Options At Fiscal Year End Exercisable (E) Unexercisable (U)

Douglas P. Taylor, Chairman, President, and CEO	25,000	- 0 -	5,000 (E)	- 0 -

Richard G. Hill, Executive Vice President	25,000	- 0 -	5,000 (E)	- 0 -

Kenneth G. Bernstein, Treasurer	5,000	- 0 -	- 0 -	- 0 -
(1)	Value is the difference between the market value of the Company's Common Stock on May 31, 2002 of $4.56 and the exercise price for the options.

Employment Agreements

As of December 1, 2000, Messrs. Taylor and Hill (each, an "Executive") entered into Employment Agreements with the Company (together, the "Agreements"). The Agreements provide that, each year, the term will be for three years going forward (the "Term"). Under their respective Agreements, Messrs. Taylor and Hill are entitled to receive base salaries of not less than $174,000 per year and $138,000, respectively, together with such employee benefits and perquisites as were available to them immediately prior to December 1, 2000. Should the Executive voluntarily resign, the Company may, in the discretion of the Board, pay the Executive a severance payment which the Board may determine at the time. The Company retains the right to terminate each Executive for "Cause", without compensation. "Cause" is defined to include personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, or willful material breach of the Agreement. If the Company terminates either Executive without cause, or if either Executive resigns because the Company has failed to appoint him to the office he currently holds, or makes any material change in his functions, duties, or responsibilities, then the terminated Executive is entitled to a payment equal to the greater of the payments due him for the remaining Term or 1.2 times the average of his three preceding years' cash compensation plus contributions to employee benefit plans. In the event of a "Change of Control," as defined in the Agreements, followed by termination of the Executive's employment, the Company has agreed to pay each Executive a sum equal to the greater of the payments due him for the remaining Term, or 2.99 times the average of the five preceding years' cash compensation plus contributions to employee benefit plans. If an Executive voluntary terminates his employment when there has not been a Change in Control, then the Agreements provide that the Executive will not compete with the Company for a period of one year in any city, town or county where the Company's principal office is located.

Indemnification Insurance for Directors and Officers

On July 24, 2002, the Company renewed a director and officer indemnification insurance policy written by Great American Insurance Company. The renewal was for a one-year period at an annual premium of $47,000. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of his conduct in such capacities. No payments or claims for indemnification or expenses have been made under any directors and officers insurance policies purchased by the Company.

EMPLOYEE STOCK PURCHASE PLAN

The Company offers an Employee Stock Purchase Plan generally to all its employees. As of September 20, 2002, there are 137,702 shares available for distribution to all qualified employees. The Board of Directors adopted the 2002 Employee Stock Purchase Plan on August 22, 2001 having substantially the same terms as the 1999 Employee Stock Purchase Plan, under which a total of 135,000 shares were made available for distribution. The Company also provides a 401(k) plan.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company leases a portion of the property where it does business from its affiliate, Tayco Realty, pursuant to the terms of a lease which will expire on October 31, 2005. Rental payments by the Company for fiscal 2002 totaled $21,673. The total rent paid by the Company is determined by a base rate of $10.64 per square foot, and is subject to adjustment for increases in taxes, maintenance costs and for utilization of additional space by the Company. The Company also pays for certain expenses incurred for the operation of the facilities. Developments owns approximately 42% of Tayco Realty, with 58% owned by the Company.

Pursuant to the Lease Agreement dated July 1, 2000 between the Company and Developments, the Company leases approximately 800 square feet of office and research and development space to Developments at a base annual rental of $12,000. The rate of any rental increase may not exceed 10% annually and may be waived by both parties in writing. The lease automatically renews on each anniversary of its commencement date, unless either party gives three months' written notice to the other of termination. The lease provides that on April 1 of each year, management of both companies will review the agreement to determine possible increases for expenses due to increased taxes, maintenance costs, or for additional space utilized by Developments. In fiscal 2002, the Company received total rental payments of $12,000 from Developments.

Under the License Agreement dated November 1, 1959 ("License Agreement"), Developments granted the Company certain preferential rights to market in the United States and Canada all existing and future inventions and patents owned by Developments. The term of the License Agreement is the life of the last-to-expire patent on which the Company is paying royalties, the date of which is April 21, 2020. The Company pays a 5% royalty to Developments on sales of items sold and shipped, which, in fiscal 2002, totaled $206,007 in royalties. Payments are required to be made quarterly, without interest, and are current.

In addition, the License Agreement provides for Developments to pay the Company 10% of the gross royalties received from third parties who are permitted to make, use and sell machinery and equipment under patents not subject to the License Agreement. These royalties also apply to certain apparatus and equipment subject to the License Agreement which has been modified by the Company, with the rights to the modification assigned to Developments. No royalties were received by the Company in fiscal 2002. Royalties, if any, are paid quarterly.

The Company, Developments, and Tayco Realty share common management and a close business relationship. Particularly as it may relate to the Company and Developments, as separate corporations responsible to their own shareholders, corporate interests may from time to time diverge regarding various aspects of their businesses, including the development of future inventions and patents by Developments which could be licensed to other licensees, rendering the present License Agreement only minimally beneficial.

All transactions described above are on a favorable basis to the Company, as if entered into with an unaffiliated party.

INDEPENDENT AUDITORS

A representative of Lumsden & McCormick, LLP, the Company's auditors for fiscal 2002, and the accounting firm recommended by the Audit Committee to serve as the Company's certified public accountants for fiscal 2003, will attend the Annual Meeting of Shareholders. This representative will be available to respond to questions raised orally, and will be given an opportunity to make a statement, if desired.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented to the year 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company prior to June 1, 2003, for inclusion in the Proxy Statement and form of proxy. Shareholders wishing to propose a matter for consideration at the 2003 Annual Meeting of Shareholders must follow certain specified advance notice procedures set forth in the Company's By-Laws, a copy of which is available upon written request to: Joseph P. Gastel, Secretary, Taylor Devices, Inc., 90 Taylor Drive, P.O. Box 748, North Tonawanda, New York 14120-0748.

The By-Laws designate procedures for the calling and conduct of a meeting of shareholders, including, but not limited to, specifying who may call the meeting, what business may be conducted, the procedures with respect to the making of shareholder proposals, and the procedures and requirements for shareholder nomination of directors.

FINANCIAL STATEMENTS

The financial statements of the Company are contained in the Company's 2002 Annual Report which accompanies this Proxy Statement.

OTHER MATTERS

Voting

Under the Business Corporation Law of New York ("BCL") and the Company's By-Laws, the presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. The shares which are present or represented by a proxy will be counted for quorum purposes regardless of whether or not a broker with discretionary authority fails to exercise discretionary voting authority with respect to any particular matter.

Directors standing for election must be elected by a plurality of votes cast at the Annual Meeting and elected to their class terms. "Other business," if properly brought before the meeting, must be adopted by a majority of affirmative votes cast at the meeting.

For voting purposes, all proxies marked "for", "against", "abstain", or "withhold authority" will be counted in accordance with such instruction as to each item. In no event will an abstention be counted as a vote cast. No broker non-votes will be counted for any item.

Expenses

The expenses of this solicitation, including the costs of preparing and mailing this Proxy Statement and accompanying material, will be borne by the Company. The Company has retained the services of Regan & Associates, Inc. to assist in the solicitation of proxies under a contract providing for payment of $2,500, plus reimbursement of reasonable out-of-pocket expenses. In addition to solicitations by mail, Regan & Associates, Inc. and regular employees of the Company may solicit proxies in person, by mail or by telephone, but no employee of the Company will receive any compensation for solicitation activities in addition to his or her regular compensation. Expenses may also include the charges and expenses of brokerage houses, nominees, custodians and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

By Order of the Board of Directors
/s/ Joseph P. Gastel Joseph P. Gastel Secretary

DATED:	September 26, 2002
North Tonawanda, New York